Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 29, 2016 (except for the restatement described in Notes 1 and 26 and the effects thereof, as to which the date is May 23, 2016), with respect to the consolidated financial statements of Yuma Energy, Inc., a California corporation, contained in the Prospectus, filed on September 22, 2016, relating to the Registration Statement on Form S-4 (File No. 333-212103) of Yuma Energy, Inc., a Delaware corporation, which is incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-8.

/s/ Grant Thornton LLP

Houston, Texas
January 18, 2017